Exhibit 99.1

For Immediate Release

Date: June	15, 2011

Contact:  Tom Schaffner 323-881-4150 tschaffner@unifiedgrocers.com

Unified Grocers Names Bob Ling President

(LOS ANGELES) — Unified Grocers, the largest wholesale grocery distributor in the western United States, announced today that Bob Ling, Executive Vice President, General Counsel and Secretary, has been named President, Unified Grocers. The announcement was made by Al Plamann, who remains Chief Executive Officer of the Company.

In his new position, Ling will focus on growing sales throughout the Company and on strengthening the business partnerships that Unified has with its retail members, customers and vendors. He will continue to report to Plamann, who will continue to set the strategic direction of Unified with the Board of Directors and ensure that the Company is executing its plans efficiently, effectively and successfully.

“Bob and I have worked closely together over the past 15 years and that will continue for many years to come,” said Plamann. “This change makes us stronger as an organization and enhances our opportunities for success in the years that lie ahead.”

Prior to joining Unified in 1996 (Unified was then known as Certified Grocers of California, Ltd.), Ling held senior level positions with retail drugstore and supermarket companies. He was Vice President, General Counsel and Secretary for MegaFoods Stores, Inc., in Mesa, Arizona and also served as Acting President and CEO of MegaFoods. Ling also had a similar position

— More —

PAGE 2 — UNIFIED GROCERS NAMES BOB LING PRESIDENT

with Reliable Drug Stores, Inc., in Indianapolis, Indiana. Earlier in his career, he was a partner in the law firm of Michael Best & Friedrich in Milwaukee, Wisconsin, concentrating his practice in employment and labor law.

Ling currently serves on the Board of Directors of the National Grocers Association and was Chairman of the Board of the California Grocers Association (CGA) in 2009 and recently served as Chairman of the Board of Trustees of the CGA Educational Foundation for four years. Previously, he served on CGA’s Executive Committee, was a member of the Government Relations Committee and the Association’s Political Advisory Committee. Ling is a Board Member and Public Affairs Committee Member of California Retailers Association. He also is a member of the California Business Roundtable and the Government Relations Committee of the Food Marketing Institute.

A graduate of Tufts University with a Bachelor of Arts degree in Economics, Ling holds a Juris Doctor degree from the University of Michigan Law School. He is a member of the State Bar of California and the State Bar of Wisconsin.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $4 billion in sales during fiscal 2010, offer independent retailers all the resources they need to compete in the supermarket industry.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.